*150301*

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of
Ross Miller
Secretary of State
State of Nevada

| Document Number |
| --- |
| 2011041950 |
| Filing Date and Time |
| 06/03/2011 |
| Entity Number |
| E0445562 |

# Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
## (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Options Media Group Holdings, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

I, Scott Frohman, Chief Executive Officer of Options Media Group Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), DO HEREBY CERTIFY: That pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors of the Corporation (the "Board"), on June 3, 2011, adopted the following resolution setting forth an amendment to the Certificate of Designation filed with the Secretary of State, State of Nevada on December 28, 2009, as amended and restated by the Amendment to Certificate of Designation filed with the Secretary of State, State of Nevada on October 4, 2010. (See attached continuation page made a part hereof by reference)

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

**Filing Fee: $175.00**

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

Nevada Secretary of State NRS Amend Designation - After
Revised: 3-6-09

**AMENDMENT**
**TO**
**CERTIFICATE OF DESIGNATION**
**OF**
**OPTIONS MEDIA GROUP HOLDINGS, INC.**

**(Continued)**

**RESOLVED**: That the designations, powers, preferences and rights of the Series A Preferred Stock be, and they hereby are, amended and restated as set forth below:

**Series A Convertible Preferred Stock**

There is created out of the shares of the Company's preferred stock, par value $0.001 per share, a series of preferred stock of the Company, to be named "Series A Convertible Preferred Stock," consisting of twenty-three thousand (23,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank. The designation of such series of the preferred stock shall be the Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"). Each share of Preferred Stock shall have a stated value of $100 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) (the "Stated Value"). The maximum number of shares of Preferred Stock shall be twenty-three thousand (23,000) shares. The Preferred Stock shall rank senior to the Company's common stock, par value $0.001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company (collectively, with the Common Stock, the "Junior Stock"). The Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now outstanding. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Series A Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") among the Company and the initial holders of the Preferred Stock.

2. Dividends.

(a) Payment of Dividends. Commencing on the date of the initial issuance (the "Issuance Date") of the Preferred Stock, the holders of record of shares of Preferred Stock shall be entitled to receive, and to the extent lawful the Company shall pay, dividends at the rate of seven percent (7%) of the Stated Value per share per annum (the "Dividend Payment"), which shall be cumulative, accrue daily and be payable quarterly in arrears, on January 1, April 1, July 1 and October 1, of each year, or the first business day following each such date, to the holders of record as of the last business day preceding such date, with the first payment to be made on July 1, 2011. Dividends are payable at the option of the Company in cash or in shares of Common Stock so long as (i) all of the shares of Common Stock that may be acquired by the holders of Preferred Stock upon conversion thereof may be resold, without restriction, under an effective registration statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to Rule 144 under the Securities Act, (ii) no Event of Default, or an event which with the passage of time or the giving of notice could become an Event of Default (as defined below) is outstanding, (iii) the dividends are timely paid and (iv) the receipt of such stock dividends will not cause any holder to exceed the Beneficial Ownership Limitation (as defined below). If the Company elects to pay any dividend in shares of Common Stock, the number of shares of Common Stock to be issued to the holder shall be an amount equal to the quotient of (i) the Dividend Payment divided by eighty percent (80%) of the average of the VWAP (as defined below) for the ten (10) trading

days immediately preceding the date the Dividend Payment is due. If the Company elects to pay any dividend in shares of Common Stock, the Company will give the holders of record of shares of Preferred Stock twenty (20) trading days notice prior to the date of the applicable Dividend Payment. In the case of shares of Preferred Stock outstanding for less than a full three month period, dividends shall be pro rated based on the portion of the period during which such shares are outstanding. Dividends on the Preferred Stock are prior and in preference to any declaration or payment of any distribution (as defined below) on any outstanding shares of Junior Stock. Such dividends shall accrue on each share of Preferred Stock from day to day whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Company ranking pari passu with the Preferred Stock as to the payment of dividends before any distribution shall be paid on, or declared and set apart for Junior Stock.

(b) For purposes hereof, "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market (as defined in Section 2(c) below), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the Common Stock is not then quoted for trading on a Trading Market and if prices for the Common Stock are then reported on any over-the-counter market maintained by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an Independent Appraiser (as defined in Section 2(d) below) selected in good faith by the holders of a majority of the Preferred Stock then outstanding and reasonably acceptable to the Company.

(c) For purposes hereof, "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex Equities, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, or the OTCQB.

(d) For purposes hereof, "Independent Appraiser" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) that is regularly engaged in the business of appraising the capital stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Company or the holder of any Preferred Stock.

(e) So long as at least 500 shares of Preferred Stock (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock.

(f) In the event of a dissolution, liquidation or winding up of the Company pursuant to Section 4 hereof, all accrued and unpaid dividends on the Preferred Stock shall be payable on the date of payment of the preferential amount to the holders of Preferred Stock. In the event of a conversion pursuant to Section 5(a) or (b) hereof, all accrued and unpaid dividends on the Preferred Stock being converted shall be payable on the Conversion Date (as defined in Section 5(c)(i) hereof).

(g) For purposes hereof, unless the context otherwise requires, "distribution" shall mean the transfer of cash or property with respect to equity securities of the Company without

consideration, or the purchase or redemption of equity securities of the Company for cash or property (other than repurchases of Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants).

3. Voting Rights.

(a) Class Voting Rights. The Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as at least 500 shares of the Preferred Stock (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Preferred Stock vote separately as a class: (i) amend, alter or repeal the provisions of the Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Preferred Stock; (ii) amend the Articles of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Preferred Stock; provided, however, that any creation or issuance of another series of Junior Stock or series of preferred stock ranking pari passu to the Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up or with respect to dividends shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) voluntarily file for bankruptcy, liquidate the Company's assets or make an assignment for the benefit of the Company's creditors; or (iv) enter into any agreement with respect to the foregoing unless the obligation of the Company to consummate the transactions contemplated by such agreement is expressly conditioned upon the approval of the holders of the Preferred Stock as set forth in this Section 3(a).

(b) General Voting Rights. Subject to the limitations set forth in Section 7 hereof, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted for purposes of determining the shares entitled to vote at any regular, annual or special meeting of shareholders of the Company, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

4. Liquidation Preference.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its shareholders, an amount equal to one hundred percent (100%) of the Stated Value per share (the "Liquidation Preference Amount") of the Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of any Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Preferred Stock and any series of preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Preferred Stock, then all of said assets will be distributed among the holders of the Preferred Stock and the other classes of stock ranking pari passu with the Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in

full. The liquidation payment with respect to each outstanding fractional share of Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Preferred Stock. All payments for which this Section 4(a) hereof provides shall be in cash, property (valued at its fair market value as determined by in good faith by the Board of Directors of the Company) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b) A consolidation or merger of the Company with or into any other entity or entities, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4 hereof.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5. Conversion. The holders of Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

(a) Right to Convert. At any time on or after the Issuance Date, the holder of any shares of Preferred Stock may, at such holder's option, subject to the limitations set forth in Section 7 hereof, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the aggregate Stated Value of the shares of Preferred Stock being converted, divided by (ii) the Conversion Price (as defined in Section 5(d) hereof) then in effect as of the date of the delivery by such holder of its notice of election to convert. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock. In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Preferred Stock notice of such liquidation, dissolution or winding up, which notice shall (i) be sent at least thirty (30) days prior to the termination of the Conversion Rights (or, if the Company obtains lesser notice of such liquidation, dissolution or winding up, then as promptly as possible after the date that it has obtained notice thereof) and (ii) state the amount per share of Preferred Stock that will be paid or distributed on such liquidation, dissolution or winding up, as the case may be.

(b) Mechanics of Conversion. The Conversion of Preferred Stock shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert Preferred Stock into full shares of Common Stock the holder thereof shall (A) transmit by facsimile or electronic mail (or otherwise deliver), an original or copy of a completed and executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company at (954) 208-9862, Attention: Scott Frohman, CEO (and the later of (1) the date specified in the Conversion Notice by the holder or (2) the date the Conversion Notice is received by the Company (unless received by the Company after 5:00 P.M New York time, in which event the next succeeding business day) shall be the "Conversion Date"),

(v) Company's Failure to Timely Convert. If within three (3) business days of the Company's receipt of Conversion Notice (the "Delivery Date") the Transfer Agent shall fail to issue and deliver to a Holder the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of the Preferred Stock (a "Conversion Failure"), in addition to all other available remedies which such Holder may pursue hereunder and under the Purchase Agreement (including indemnification pursuant to Article VI thereof), the Company shall pay additional damages to such Holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal 1% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis pursuant to Section 5(b)(ii) and to which such Holder is entitled and (B) the greater of (y) the applicable Conversion Price, or (z) the closing price (as defined below) of the Common Stock on the last possible date which the Company could have issued such Common Stock to such Holder without violating Section 5(b)(ii). The term "closing price" shall mean (a) the closing price per share of the Common Stock on such date on a Trading Market on which the Common Stock is then listed, or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on a registered national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or the OTC Markets Group Inc. (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority of the outstanding shares of Preferred Stock

(vi) Buy-In Rights. If the Company fails to cause its Transfer Agent to transmit to the holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Preferred Stock on or before the Delivery Date, and if after such date the holder is required by its broker or otherwise to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of Preferred Stock which the holder anticipated receiving upon such conversion (a "Buy-In"), then the Company shall (A) pay in cash to the holder the amount by which (I) the holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (II) the amount obtained by multiplying (x) the number of shares of Common Stock issuable upon conversion of Preferred Stock that the Company was required to deliver to the holder in connection with the conversion at issue times (y) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the shares of Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay to the holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Stock as required pursuant to the terms hereof.

(c) Conversion Price. The term "Conversion Price" shall mean $0.03, subject to adjustment under Section 5(d) hereof. Notwithstanding any adjustment hereunder, at no time shall the Conversion Price be greater than $0.03 per share except if it is adjusted pursuant to Section 5(d)(i), 5(d)(iv), or 5(d)(v) hereof.

(d) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a forward stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(d)(i) hereof shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividend or distribution; provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number and type of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(d)(iii) hereof with respect to the rights of the holders of the Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(d)(i), (ii) and (iii) hereof, or by a reorganization, merger, consolidation, or sale of assets other than as provided for in Section 5(d)(v)

hereof), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Preferred Stock shall have the right thereafter to convert such share of Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(d)(i), (ii) and (iii) hereof, or a reclassification, exchange or substitution of shares provided for in Section 5(d)(iv) hereof), or a merger or consolidation of the Company with or into another entity where the Company is not the continuing or surviving entity, or the sale of all, substantially all or a Material Part (as defined below) of the Company's properties or assets (an "Organic Change"), then, as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Preferred Stock shall have the right thereafter to convert such share of Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change that holders of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(d)(v) hereof with respect to the rights of the holders of the Preferred Stock after the Organic Change to the end that the provisions of this Section 5(d)(v) hereof (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable. For purposes of this Section 5(d)(v), "Material Part" shall mean a portion of the Company's properties or assets that generated more than 30% of the Company's consolidated revenues during the most recently completed fiscal quarter or represented more than 20% of the assets on the Company's consolidated balance sheet as of the most recently completed fiscal quarter end. Notwithstanding anything contained herein to the contrary, in no event shall the sale, lease, license or other disposition of the Company's lead generation business be considered in determining a Material Part of the Company's properties or assets, an Organic Change, a liquidation event or any other triggering event set forth herein.

(vi) Adjustments for Issuance of Additional Shares of Common Stock. In the event the Company shall at any time following the Issuance Date issue or sell or offer to issue or sell any additional share of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(d) or pursuant to Common Stock Equivalents (as defined below) granted or issued prior to the Issuance Date) (an "Additional Share of Common Stock"), at a price per share less than the Conversion Price then in effect, or without consideration (in which case such Additional Shares of Common Stock shall be deemed to have been issued at a price per share of $.001), the Conversion Price then in effect upon each such issuance shall be decreased (but under no circumstances increased) to the price equal to the consideration per share paid for such Additional Share of Common Stock.

(vii) Adjustment for Issuance or Modification of Common Stock Equivalents. In the event the Company shall, at any time following the Issuance Date: (A) issue or sell, or offer to issue and sell, any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), or issue or grant, or offer to issue or grant, any rights or warrants or options to purchase any shares of Common Stock or Convertible Securities (collectively, "Common Stock Equivalents"), with an exercise or conversion price less than the Conversion Price then in effect, (B) modify the conversion or exercise price of any Common Stock Equivalents issued prior to, on or after the

Issuance Date to an exercise or conversion price less than the Conversion Price then in effect or (C) reset the issuance price of any already issued and outstanding Common Stock to a price per share less than the Conversion Price then in effect, the Conversion Price then in effect shall be decreased to the exercise or conversion price of such Common Stock Equivalent or the reset issuance price of such already issued and outstanding Common Stock.

(viii) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Common Stock Equivalents, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(ix) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price in connection with the Excepted Issuances.

(x) One Year Anniversary Reset. On the one year anniversary of the initial issue date of the Preferred Stock, the Conversion Price thereafter shall be reduced, but in no event increased, to be equal to eight percent (80%) of the average of the closing prices (as such term is employed in Section 5(b)(v) for the twenty (20) trading days preceding such one year anniversary date. Such reduced Conversion Price shall not be less than $0.01 per share of Common Stock except as necessary to give effect to the other adjustments set forth in Section 5(d).

(e) No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Preferred Stock as provided herein, the Company cannot refuse conversion for any reason unless (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 120% of the Stated Value of the Preferred Stock then outstanding, or, if lesser, 120% of the Stated Value of the Preferred Stock sought to be subject to or affected by the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(f) Certificates as to Adjustments. Within two (2) business days following the occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of the Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of the Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(g) Issue Taxes. The Company shall pay any and all issue and other similar taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of the Preferred Stock at least thirty (30) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of the Preferred Stock at least thirty (30) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(j) Reservation of Common Stock. The Company shall, so long as any shares of Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of Common Stock equal to at least one hundred and twenty-five percent (125%) of the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Stock then outstanding (the "Required Reserve Amount"). The initial number of shares of Common Stock reserved for conversions of the Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Stock based on the number of shares of Preferred Stock held by each holder of record at the time of issuance of the Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Preferred Stock shall be allocated to the remaining holders of Preferred Stock, pro rata based on the number of shares of Preferred Stock then held by such holder. If at any time while any shares of Preferred Stock remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount, then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the shares of Preferred Stock then outstanding.

(k) Retirement of Preferred Stock. Conversion of Preferred Stock shall be deemed to have been effected on the Conversion Date. Upon conversion of only a portion of the number of shares of the Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of the Preferred Stock representing the unconverted portion of the certificate so surrendered as required by

Section 5(b)(ii) hereof. Furthermore, any shares of Preferred Stock that are converted shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Preferred Stock.

(l) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive Rights. Except as provided in Section 5 hereof, no holder of the Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Conversion Restriction. The Company shall not effect the conversion of any of the Preferred Stock, and the holders of any shares of Preferred Stock shall not have the right to convert any portion of the Preferred Stock, pursuant to Section 5(b) hereof, to the extent that, after giving effect to the conversion as set forth on the applicable Conversion Notice, such holder (together with such holder's Affiliates (as defined below), and any other person or entity acting as a group together with such holder or any of such holder's Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). Likewise, the Company shall not give effect to any voting rights of the shares of Preferred Stock, and any holder of shares of Preferred Stock shall not have the right to exercise voting rights with respect to any shares of Preferred Stock pursuant hereto, to the extent that giving effect to such voting rights would cause such holder to directly or indirectly beneficially own in excess of the Beneficial Ownership Limitation. For purposes of this Section 7, the number of shares of Common Stock beneficially owned by such holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (a) conversion of the remaining, unconverted Stated Value of the Preferred Stock beneficially owned by such holder or any of its Affiliates and (b) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, it being acknowledged by the holders of shares of Preferred Stock that the Company is not representing to any holder that such calculation is in compliance with Section 13(d) of the Exchange Act and that each holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 7 applies, the determination of the Preferred Stock is convertible (in relation to other securities owned by a holder together with any Affiliates) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of a Conversion Notice shall be deemed to be such holder's determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such holder together with any Affiliates) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each holder will be deemed to represent to the Company each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this paragraph

and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 7, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company's Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of any holder of Preferred Stock, the Company shall within two (2) trading days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Stock, by such holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Preferred Stock held by the applicable holder. The Beneficial Ownership Limitation provisions of this Section 7 may be waived by a holder, at the election of such holder, in whole or in part, upon not less than 61 days' prior notice to the Company to change the Beneficial Ownership Limitation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. For purposes of this Section 7, "Affiliate" shall mean any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 405 under the Securities Act.

8. Events of Default. For so long as the Preferred Stock is outstanding, unless waived in writing by the holders, the occurrence of any of the following is an event of default (each, an "Event of Default"):

(a) the Company shall fail to timely pay any dividend payment or the failure to timely pay any other sum of money due to a holder of Preferred Stock from the Company pursuant to the Purchase Agreement or any other Transaction Document;

(b) the Company shall breach any material covenant or other material term or condition of the Purchase Agreement or this Articles of Amendment in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after the Company's receipt of written notice of such breach if such notice is required pursuant to the Purchase Agreement or these Certificate of Designation;

(c) any material representation or warranty of the Company made herein, in any other Transaction Document, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and as of the Issuance Date;

(d) any dissolution, liquidation or winding up of Company or any Material Part of its business, excluding the Company's lead generation business;

(e) any continued cessation of operations by the Company or any material Subsidiary for thirty (30) days or more or the Company is unable to pay its debts after such debts become due;

(f) the transfer or sale by the Company or any material Subsidiary of any material intellectual property, personal property, real property or other assets which are necessary to conduct its business (whether now or in the future),without receiving fair value;

(g) the Company or any material Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a Material Part of its property or business; or such a receiver or trustee shall otherwise be appointed;

(h) any money judgment, writ or similar final process shall be entered or filed against the Company or its material Subsidiary or any of their property or other assets for more than $50,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days;

(i) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company and/or any material Subsidiary, and shall remain unvacated, undismissed or unstayed for a period of thirty (30) days;

(j) failure of the Company's Common Stock to be listed for trading or quotation on the NYSE Amex Equities, Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market, Bulletin Board, New York Stock Exchange, OTCQB or OTC Bulletin Board (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock (the "Principal Market") for a period of ten (10) consecutive trading days;

(k) a default by the Company or any material Subsidiary under any one or more obligations in an aggregate monetary amount in excess of $50,000 for more than twenty (20) days after the due date, unless the Company or its material Subsidiary is contesting the validity of such obligation in good faith;

(l) the issuance of stop trade order from a governmental or judicial authority or Principal Market trading suspension with respect to the Company's Common Stock that lasts for ten (10) or more consecutive trading days;

(m) the failure by the Company to have reserved for issuance upon conversion of the Preferred Stock the Required Reserve Amount;

(n) the restatement of any financial statements filed by the Company for any date or period from and after two years prior to the Issuance Date, if the result of such restatement would, by comparison to the un-restated financial statements, have constituted a Material Adverse Effect; or

(o) the Company's failure to timely deliver to the holder of Preferred Stock Common Stock issuable upon conversion of the Preferred Stock or a replacement Preferred Stock certificate (if required) within five (5) business days after the required delivery date.

9. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Preferred Stock into Common Stock.

and (B) surrender to a common carrier for delivery to the Company, or personally deliver to the Company, as soon as practicable following such Conversion Date the original certificate(s) representing the shares of Preferred Stock being converted in the event all of the shares of Preferred Stock represented by such certificate(s) are being fully converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and, if not previously delivered, the originally executed Conversion Notice.

(ii) Company's Response. Upon receipt by the Company of a facsimile or other copy of a Conversion Notice, the Company shall immediately send, via facsimile or electronic mail, a confirmation of receipt of such fully executed Conversion Notice to such holder. Within three (3) business days following the Conversion Date (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third (3rd) business day; if not so delivered two business (2) days following the date such documents are delivered) (the "Delivery Date"), the Company or its Transfer Agent, as applicable, shall issue and deliver to the Depository Trust Company ("DTC") account on the holder's behalf via the Deposit Withdrawal Agent Commission System ("DWAC") as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be obligated to issue and deliver the shares to DTC on a holder's behalf via DWAC if such conversion is in connection with a sale, such shares may be issued without restrictive legends and the Company and the Transfer Agent are participating in DTC through the DWAC system. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Preferred Stock not converted.

(iii) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company's independent accountant that audits the Company's financial statements. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant's calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder's calculation was correct, or by the holder, in the event the Company's calculation was correct, or equally by the Company and the holder in the event that neither the Company's nor the holder's calculation was correct. The period of time in which the Company is required to effect conversions under these Articles of Incorporation shall be tolled with respect to the subject conversion pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii) hereof.

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

10. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Article V shall be cumulative and in addition to all other remedies available under this Article V, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Article V. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11. Specific Shall Not Limit General; Construction. No specific provision contained in this Article V shall limit or modify any more general provision contained herein. This Article V shall be deemed to be jointly drafted by the Company and all initial purchasers of the Preferred Stock and shall not be construed against any person as the drafter hereof.

12. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

**OPTIONS MEDIA GROUP HOLDINGS, INC.**
**CONVERSION NOTICE**

Reference is made to Article V of the Articles of Incorporation of Options Media Group Holdings, Inc. (the "Articles of Incorporation"). In accordance with and pursuant to the Articles of Incorporation, the undersigned hereby elects to convert the number of shares of Preferred Stock, par value $0.001 per share (the "Preferred Shares"), of Options Media Group Holdings, Inc., a Nevada corporation (the "Company"), indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion ______________________

Number of Preferred Shares to be converted: ______________________

The Common Stock has been sold pursuant to an effective registration statement:

Yes: ☐ No: ☐

Please confirm the following information:

Conversion Price: ______________________

Number of shares of Common Stock to be issued: ______________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: ______________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to: ______________________________________________

Address: ______________________________________________

______________________________________________

Facsimile Number: ______________________

Authorization: ______________________________________________

______________________________________________

Dated: ______________________